January 19, 2012
Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Fourth-Quarter 2011 Net Income of $2.0 Billion, or $0.15 Per Diluted Share

Full-Year 2011 Net Income of $1.4 Billion, or $0.01 Per Diluted Share

Strong Capital Generation With Tier 1 Common Equity Ratio at 9.86 Percent

Global Excess Liquidity Sources Remain Strong at $378 Billion, up $42 Billion in 2011

Investment Bank Maintained No. 2 Global Ranking in Net Investment Banking Fees and Gained Market Share in 2011

Bank of America Merrill Lynch Named "Top Global Research Firm of 2011"

Total Average Commercial and Industrial Loan Balances Increased 13 Percent From the Fourth Quarter of 2010

Small Business Loan Originations and Commitments up Approximately 20 Percent in 2011, More Than 500 Small Business Bankers Hired in 2011

Global Wealth and Investment Management Adds Nearly 1,700 Financial Advisors in 2011

Extended Approximately $557 Billion in Credit and Raised $644 Billion in Capital for Clients During 2011

More Than 1 Million Mortgage Loan Modifications Completed Since 2008

CHARLOTTE — Bank of America Corporation today reported net income of $2.0 billion, or $0.15 per diluted share, for the fourth quarter of 2011, compared with a net loss of $1.2 billion, or $0.16 per diluted share in the year-ago period. Revenue, net of interest expense, on a fully taxable-equivalent (FTE)1 basis rose 11 percent to $25.1 billion.

1Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-27 of this press release. Total revenue, net of interest expense on a GAAP basis, was $24.9 billion and $22.4 billion for the three months ended December 31, 2011 and 2010, and $93.5 billion and $110.2 billion for the years ended December 31, 2011 and 2010.

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For the full year, the company reported net income of $1.4 billion, or $0.01 per diluted share, compared with a net loss of $2.2 billion, or $0.37 per diluted share in 2010. Revenue, net of interest expense, on an FTE basis1 declined 15 percent to $94.4 billion.

"We enter 2012 stronger and more efficient after two years of simplifying and streamlining our company," said Chief Executive Officer Brian Moynihan. "We built our capital ratios to record levels during 2011 on the strength of our core businesses and by shedding those that are not core to serving customers and clients. I am proud of our team and their ability to serve our customers well while transforming the company."

“Our fourth-quarter results reflect the aggressive steps we have been taking to strengthen the balance sheet and position the company for long-term growth," said Chief Financial Officer Bruce Thompson. “During the quarter, we significantly increased capital and liquidity. Our Tier 1 common equity ratio increased to 9.86 percent from 8.65 percent in the third quarter of 2011, and our time-to-required funding increased to 29 months from 27 months. For 2012, our focus is to continue to build capital and liquidity and manage expenses."

“Reflecting a gradually improving economy,” continued Moynihan, "we saw solid business activity by companies of all sizes, with commercial and industrial loan balances rising 13 percent from the fourth quarter of 2010, and small business loan originations increasing approximately 20 percent in calendar year 2011."

Selected Financial Highlights

	Three Months Ended		Year Ended
(Dollars in millions except per share data)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Net interest income, FTE basis[1]	$10,959	$12,709	$45,588	$52,693
Noninterest income	14,187	9,959	48,838	58,697
Total revenue, net of interest expense, FTE basis	25,146	22,668	94,426	111,390
Provision for credit losses	2,934	5,129	13,410	28,435
Noninterest expense [2]	18,941	18,864	77,090	70,708
Goodwill impairment charges	581	2,000	3,184	12,400
Net income (loss)	1,991	(1,244)	1,446	(2,238)
Diluted earnings (loss) per common share	$0.15	$(0.16)	$0.01	$(0.37)
1Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-27 of this press release. Net interest income on a GAAP basis was $10.7 billion and $12.4 billion for the three months ended December 31, 2011 and 2010, and $44.6 billion and $51.5 billion for the years ended December 31, 2011 and 2010. Total revenue, net of interest expense on a GAAP basis, was $24.9 billion and $22.4 billion for the three months ended December 31, 2011 and 2010, and $93.5 billion and $110.2 billion for the years ended December 31, 2011 and 2010.
2 Excludes goodwill impairment charges of $581 million and $2.0 billion in the three months ended December 31, 2011 and 2010, and $3.2 billion and $12.4 billion for the years ended December 31, 2011 and 2010. Noninterest expense, excluding goodwill charges, is a non-GAAP financial measure.

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The following is a list of selected items that affected fourth-quarter 2011 financial results.

Selected Fourth-Quarter 2011 Items[1]
(Dollars in billions)
Gain on sale of China Construction Bank shares	$2.9
Gain on exchange of trust preferred securities	1.2
Gains on sales of debt securities	1.2
Representations and warranties provision	(0.3)
Debit Valuation Adjustments (DVA) on trading liabilities	(0.5)
Goodwill impairment	(0.6)
Fair value adjustment on structured liabilities	(0.8)
Mortgage-related litigation expense	(1.5)
1All items pretax.

Key Business Highlights

The company made significant progress in 2011 in line with its operating principles, including the following developments:

Focus on customer-driven businesses

•
Bank of America extended approximately $557 billion in credit in 2011. This included $317.7 billion in commercial non-real estate loans, $151.8 billion in residential first mortgages, $36.5 billion in commercial real estate loans, $19.4 billion in U.S. consumer and small business card, $4.4 billion in home equity products and $27.5 billion in other consumer credit.

•
The $151.8 billion in residential first mortgages funded in 2011 helped more than 695,000 homeowners either purchase a home or refinance an existing mortgage. This included approximately 47,000 first-time homebuyer mortgages originated by retail channels, and more than 237,000 mortgages to low- and moderate-income borrowers. Approximately 40 percent of funded first mortgages were for home purchases and 60 percent were refinances.

•	The company originated $6.4 billion in small business loans and commitments in 2011 and hired more than 500 new small business bankers during the year to further support small business customers.

•	The company raised $644 billion in capital for clients in 2011 to help support the economy.

•	Average deposit balances rose nearly $25 billion to $1.03 trillion in the fourth quarter of 2011 from $1.01 trillion in the fourth quarter of 2010.

•	Global Wealth and Investment Management added more than 200 Financial Advisors in the fourth quarter of 2011, bringing the total number of Financial Advisors added in 2011 to nearly 1,700.

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•
Business activity with corporate banking clients continued to increase with average loans and leases up 29 percent from the fourth quarter of 2010 and average deposit balances up 10 percent from the fourth quarter of 2010.

•
Bank of America Merrill Lynch maintained its No. 2 global ranking in net investment banking fees and increased its market share in 2011 to 7.4 percent from 6.8 percent in 2010, excluding self-led deals, as reported by Dealogic. Also, Bank of America Merrill Lynch was named "Top Global Research Firm of 2011" by Institutional Investor.

Building a fortress balance sheet

•
Regulatory capital ratios increased significantly, with the Tier 1 common equity ratio increasing to 9.86 percent in the fourth quarter of 2011, up 121 basis points from the third quarter of 2011 and 126 basis points higher than the fourth quarter of 2010. The tangible common equity ratio[2] increased to 6.64 percent in the fourth quarter of 2011, up 39 basis points from the third quarter of 2011 and 65 basis points higher than the fourth quarter of 2010.

•
The company substantially improved its funding position in 2011 by increasing overall liquidity and reducing debt. Global Excess Liquidity Sources increased to $378 billion at December 31, 2011, up from $363 billion at September 30, 2011 and $336 billion at December 31, 2010. Long-term debt declined to $372 billion at December 31, 2011 from $399 billion at September 30, 2011 and $448 billion at December 31, 2010.

•	Time-to-required funding increased to 29 months at the end of 2011 from 27 months at September 30, 2011 and 24 months at December 31, 2010.

•
In 2011, Bank of America generated $34 billion in proceeds from the sale of non-core assets and businesses, generating 79 basis points of Tier 1 common equity and reducing risk-weighted assets by $29 billion.

Pursuing operational excellence in efficiency and risk management

•
The company continued to focus on strengthening its risk culture in 2011, driving accountability more deeply into the company, and simplifying the organization by selling non-core assets and businesses.

•
The provision for credit losses declined 43 percent from the year-ago quarter, reflecting improved credit quality across all major consumer and commercial portfolios and underwriting changes implemented over the past several years.

2 Tangible common equity ratio is a non-GAAP financial measure. For a reconciliation to GAAP financial measures, refer to pages 25-27 of this press release. The common equity ratio was 9.94 percent at December 31, 2011, 9.50 percent at September 30, 2011 and 9.35 percent at December 31, 2010.

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•
The allowance for loan and lease losses to annualized net charge-off coverage ratio increased in the fourth quarter to 2.10 times, compared with 1.74 times in the third quarter of 2011 and 1.56 times in the fourth quarter of 2010. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.57 times, 1.33 times and 1.32 times for the same periods, respectively.

•
The company continued to prudently manage its sovereign and non-sovereign exposures in Europe. Total exposure to Greece, Italy, Ireland, Portugal, and Spain, excluding net credit default protection, declined to $14.4 billion at December 31, 2011, compared to $15.8 billion at December 31, 2010. Since the end of 2009, total exposure to these countries is down 44 percent.

•	At December 31, 2011, the number of full-time employees was down to 281,791 from 288,739 at the end of the third quarter of 2011 and 288,128 at December 31, 2010.

•
At the center of the company's pursuit of operational excellence is Project New BAC, a comprehensive two-phase initiative designed to simplify and streamline the company, align expenses and increase revenues. Phase 1 evaluations were completed in the third quarter of 2011. Phase 2 evaluations, which began in the fourth quarter of 2011, are expected to continue into early 2012 and cover the balance of businesses and operations that were not evaluated in Phase 1.

Delivering on the shareholder return model

•
The company continued to focus on streamlining the balance sheet by selling non-core assets, addressing legacy issues, reducing debt and implementing its customer-focused strategy while focusing on reducing expenses to position the company for long-term growth.

•	Tangible book value per share[3] was $12.95 at December 31, 2011, compared to $12.98 at December 31, 2010. Book value per share was $20.09 at December 31, 2011, compared to $20.99 at December 31, 2010.

•
The company took significant actions during the fourth quarter to strengthen the balance sheet. In aggregate, these actions increased the Tier 1 common equity ratio by 121 basis points from the third quarter of 2011.

3 Tangible book value per share is a non-GAAP financial measure. For a reconciliation to GAAP financial measures, refer to pages 25-27 of this press release.

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Continuing to address legacy issues

•
Since 2008, more than 1 million modifications of first and second lien mortgages have been completed, of which 78 percent were completed using Bank of America proprietary programs, and the remainder were completed through the federal government's HAMP and 2MP programs.

•
The mortgage servicing portfolio declined to $1.8 trillion at the end of 2011 from $1.9 trillion at the end of the third quarter of 2011 and $2.1 trillion at the end of 2010 as the company continued to reduce the size of this portfolio.

•
The number of 60+ day delinquent first mortgage loans serviced by Legacy Asset Servicing declined to 1.1 million at the end of the fourth quarter of 2011 from 1.2 million at the end of the third quarter of 2011 and 1.4 million at the end of the fourth quarter of 2010.

•	The company ended 2011 with $15.9 billion reserved to address potential representations and warranties mortgage repurchase claims, a significant increase from the year-ago liability of $5.4 billion.

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Business Segment Results

Deposits

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Total revenue, net of interest expense, FTE basis	$3,080	$3,003	$12,689	$13,562
Provision for credit losses	57	41	173	201
Noninterest expense	2,798	3,270	10,633	11,196
Net income (loss)	$141	$(200)	$1,192	$1,362
Return on average equity	2.34%	n/m	5.02%	5.62%
Return on average economic capital[1]	9.51%	n/m	20.66%	21.97%
Average deposits	$417,110	$413,150	$421,106	$414,877
			At December 31, 2011	At December 31, 2010
Client brokerage assets			$66,576	$63,597
1 Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-27 of this press release.
n/m = not meaningful

Business Highlights

•
Average deposit balances increased $4.0 billion from the year-ago quarter, driven by growth in liquid products in a low-rate environment. The rates paid on deposits declined 12 basis points to 0.23 percent in the fourth quarter of 2011 from 0.35 percent in the year-ago quarter due to pricing discipline and a shift in the mix of deposits.

•	The number of mobile banking customers continued to grow in 2011, with total mobile banking customers increasing 45 percent from a year ago to 9.2 million customers.

Financial Overview

Deposits reported net income of $141 million, up $341 million from the year-ago quarter, largely due to lower noninterest expense and higher revenue.

Revenue of $3.1 billion was up $77 million from the year-ago quarter, driven by higher noninterest income. Net interest income of $2.0 billion was relatively flat from the year-ago quarter.

Noninterest expense was down $472 million from the year-ago quarter to $2.8 billion primarily due to litigation expense in the year-ago quarter and a decrease in operating expenses partially offset by elevated FDIC expense.

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Card Services

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Total revenue, net of interest expense, FTE basis	$4,060	$5,357	$18,143	$22,340
Provision for credit losses	1,138	1,846	3,072	10,962
Noninterest expense[1]	1,393	1,463	6,024	16,357
Net income (loss)	$1,022	$1,289	$5,788	$(6,980)
Return on average equity	19.69%	21.74%	27.40%	n/m
Return on average economic capital [2]	40.48%	40.28%	55.08%	23.62%
Average loans	$121,124	$136,738	$126,084	$145,081
			At December 31, 2011	At December 31, 2010
Period-end loans			$120,669	$137,024
1 Includes a goodwill impairment charge of $10.4 billion in the third quarter of 2010.
2 Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-27 of this press release.
n/m = not meaningful

Business Highlights

•	New U.S. credit card accounts grew 53 percent in the fourth quarter of 2011 as compared to the year-ago quarter.

•	Credit quality continued to improve with the 30+ day delinquency rate declining for the 11th consecutive quarter.

•	Return on average equity remained strong at 19.69 percent in the fourth quarter of 2011.

Financial Overview

Card Services reported net income of $1.0 billion, compared to $1.3 billion in the year-ago quarter. The decrease in net income is due to lower revenue, partially offset by lower credit costs.

Revenue declined 24 percent to $4.1 billion from the year-ago quarter, driven by a decrease in net interest income of $647 million from lower average loans and yields. Also contributing to the decline in revenue was lower noninterest income due to the implementation of new interchange fee rules in the fourth quarter of 2011 as a result of the Durbin Amendment, which reduced revenue by $430 million. Average loans declined $15.6 billion from the year-ago quarter due to higher payment volumes, charge-offs, continued non-core portfolio runoff and divestitures.

Provision for credit losses decreased $708 million from the year-ago quarter to $1.1 billion, reflecting improving delinquencies and collections, and fewer bankruptcies as a result of improving economic conditions and lower loan balances.

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Global Wealth and Investment Management

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Total revenue, net of interest expense, FTE basis	$4,164	$4,161	$17,376	$16,289
Provision for credit losses	118	155	398	646
Noninterest expense	3,649	3,489	14,395	13,227
Net income	$249	$319	$1,635	$1,340
Return on average equity	5.54%	6.94%	9.19%	7.42%
Return on average economic capital[1]	14.13%	17.97%	23.44%	19.57%
Average loans	$102,708	$100,306	$102,143	$99,269
Average deposits	249,814	246,281	254,777	232,318
(in billions)			At December 31, 2011	At December 31, 2010
Assets under management			$647.1	$643.3
Total client balances [2]			2,135.8	2,181.3
1 Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-27 of this press release.
2 Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans.

Business Highlights

•	Asset management fees increased 4 percent from the year-ago quarter to $1.5 billion, driven by strong long-term assets under management flows of $27 billion in 2011, compared to $14 billion in 2010.

•	Full-year average deposit balances increased 10 percent from 2010 to $254.8 billion, and full-year average loan balances grew 3 percent to $102.1 billion.

Financial Overview

Global Wealth and Investment Management net income decreased 22 percent from the year-ago quarter. Revenue was flat compared to the year-ago quarter at $4.2 billion as higher net interest income and asset management fees were offset by lower transactional activity.

The provision for credit losses decreased $37 million from the year-ago quarter, reflecting fewer delinquencies and improving portfolio trends within the consumer real estate portfolios, partially offset by increased reserves in the commercial portfolio.

Noninterest expense increased 5 percent from the year-ago quarter to $3.6 billion, due primarily to higher personnel costs associated with the continued build-out of the business, and certain expenses in the fourth quarter of 2011, including elevated FDIC expense, litigation and other related losses and severance costs. These were partially offset by lower revenue-related compensation.

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Consumer Real Estate Services

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Total revenue, net of interest expense, FTE basis	$3,276	$480	$(3,154)	$10,329
Provision for credit losses	1,001	1,198	4,524	8,490
Noninterest expense[1]	4,596	5,980	21,893	14,886
Net loss	$(1,459)	$(4,937)	$(19,529)	$(8,947)
Average loans	116,993	124,933	119,820	129,234
			At December 31, 2011	At December 31, 2010
Period-end loans			$112,359	$122,933
1 Includes goodwill impairment charges of $2.6 billion in the second quarter of 2011 and $2.0 billion in the fourth quarter of 2010.

Business Highlights

•	The company funded $22.4 billion in residential home loans and home equity loans during the fourth quarter of 2011.

•
The company continued to make progress on legacy issues. The mortgage servicing portfolio declined to $1.8 trillion at the end of 2011 from $1.9 trillion at the end of the third quarter of 2011 and $2.1 trillion at the end of fourth quarter of 2010. The number of 60+ day delinquent first mortgage loans serviced by Legacy Asset Servicing declined to 1.1 million at the end of the fourth quarter of 2011 from 1.2 million at the end of the third quarter of 2011 and 1.4 million at the end of the fourth quarter of 2010.

Financial Overview

Consumer Real Estate Services reported a net loss of $1.5 billion for the fourth quarter of 2011, compared to a net loss of $4.9 billion for the same period in 2010. Revenue increased from $480 million in the fourth quarter of 2010 to $3.3 billion.

The increase in revenue was primarily driven by a $3.9 billion decrease in representations and warranties provision and a $908 million increase in MSR results, net of hedge, partially offset by a $1.1 billion decline in core production income and lower insurance income due to the sale of Balboa Insurance during the second quarter of 2011. The decrease in core production income was due to a 74 percent decline in new loan originations caused primarily by the exit from the correspondent lending channel and a decrease in retail market share.

Representations and warranties provision was $263 million in the fourth quarter of 2011, compared to $4.1 billion in the fourth quarter of 2010 which included the impact of the settlement agreements with the GSEs.

Provision for credit losses in the fourth quarter of 2011 decreased $197 million from the year-ago quarter to $1.0 billion, reflecting improving delinquencies.

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Noninterest expense, excluding a goodwill impairment charge of $2.0 billion in the fourth quarter of 2010, increased 15 percent to $4.6 billion. The increase reflected higher litigation expense of $1.5 billion in the fourth quarter of 2011, compared to $632 million in the same period in 2010, as well as higher default-related and other loss mitigation expenses. This was partially offset by lower production and insurance expenses and lower mortgage-related assessments and waivers costs associated with foreclosure delays.

Global Commercial Banking

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Total revenue, net of interest expense, FTE basis	$2,556	$2,614	$10,553	$11,226
Provision for credit losses	(146)	(136)	(634)	1,979
Noninterest expense	1,039	1,061	4,234	4,130
Net income	$1,048	$1,053	$4,402	$3,218
Return on average equity	10.22%	9.72%	10.77%	7.38%
Return on average economic capital[1]	20.78%	18.75%	21.83%	14.07%
Average loans and leases	$187,905	$195,293	$189,415	$203,824
Average deposits	176,010	156,672	169,192	148,638
1 Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-27 of this press release.

Business Highlights

•	Average commercial and industrial loans grew $4 billion, or 4 percent, from the year-ago quarter driven by middle-market clients.

•
Credit quality continued to improve as nonperforming assets declined by $3.1 billion, or 35 percent, and total reservable criticized loans declined by $12.6 billion, or 38 percent, versus the year-ago quarter.

Financial Overview

Global Commercial Banking reported net income of $1.0 billion, flat from the year-ago quarter, reflecting a reduction in revenue, partially offset by lower credit costs from improved asset quality. Revenue was $2.6 billion, down 2 percent from the year-ago quarter, primarily due to lower loan balances. Noninterest expense was $1.0 billion, down 2 percent from the year-ago quarter as the business tightly managed costs.

The provision for credit losses was relatively flat compared to the year-ago quarter with a benefit of $146 million.

Average deposit balances continued to grow, increasing by $19.3 billion from the year-ago quarter, as clients continued to maintain higher levels of liquidity. Average commercial and industrial loan balances continued to show modest growth, increasing 4 percent from a year ago. However, total average loans and leases decreased $7.4 billion primarily due to reductions in the reservable criticized loans in the commercial real estate banking portfolio.

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Global Banking and Markets

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Total revenue, net of interest expense, FTE basis	$3,722	$5,364	$23,618	$27,949
Provision for credit losses	(27)	(112)	(296)	(166)
Noninterest expense	4,287	4,321	18,179	17,535
Net income (loss)	$(433)	$669	$2,967	$6,297
Return on average equity	n/m	5.65%	7.97%	12.58%
Return on average economic capital[1]	n/m	7.28%	11.22%	15.82%
Total average assets	$694,727	$733,732	$725,177	$753,844
Total average deposits	115,267	104,655	116,088	97,858
1 Return on average economic capital is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-27 of this press release.
n/m = not meaningful

Business Highlights

•	Average loan and lease balances and average deposit balances increased 30 percent and 10 percent versus the year-ago quarter, primarily driven by strong growth across all regions.

•
Bank of America Merrill Lynch maintained its No. 2 global ranking in net investment banking fees and increased its market share in 2011 to 7.4 percent from 6.8 percent in 2010, excluding self-led deals, as reported by Dealogic. Also, Bank of America Merrill Lynch was named "Top Global Research Firm of 2011" by Institutional Investor.

Financial Overview

Global Banking and Markets reported a net loss of $433 million, compared to net income of $669 million in the year-ago quarter. Revenue declined 31 percent to $3.7 billion, primarily driven by lower sales and trading revenue and investment banking fees.

Noninterest expense of $4.3 billion was relatively flat compared to the year-ago quarter.

Provision for credit losses increased by $85 million from the year-ago quarter to a lower benefit of $27 million. This was due to reduced reserves and the impact from loan growth in the current period.

Sales and trading revenue was $1.4 billion in the fourth quarter of 2011, a decrease of 44 percent from the prior-year quarter. The current quarter includes DVA losses of $474 million as the company's credit spreads tightened at the end of this year, compared to gains of $1.7 billion in the third quarter of 2011 and gains of $31 million in the year-ago period. Excluding the impact of DVA, sales and trading revenue was $1.9 billion in the fourth quarter of 2011, compared to $1.1 billion in the third quarter of 2011 and $2.4 billion in the fourth quarter of 2010.

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Fixed Income, Currency and Commodities sales and trading revenue, excluding DVA losses, was $1.2 billion, a decrease of $416 million compared to the prior-year quarter due to a challenging trading environment as markets remain volatile reflecting ongoing concerns over the Eurozone sovereign debt crisis, economic activity, and political uncertainty. Equities sales and trading revenue was $660 million, a decrease of $127 million from the year-ago quarter, primarily driven by lower volumes and commission related revenue.

Firmwide investment banking fees, including self-led deals, declined to $1.1 billion from $1.7 billion in the fourth quarter of 2010, mainly due to challenging market conditions during the second half of 2011 following the U.S. debt downgrade and Eurozone crisis. Twenty-three percent of investment banking fees were originated outside of the Americas, compared to 18 percent for the same period last year. Total investment banking fees, excluding self-led deals, were down 36 percent from the year-ago quarter.

Corporate Bank revenues of $1.3 billion continued to remain strong as average loans and leases increased 29 percent from the year-ago quarter to $107.5 billion with growth in both domestic and international commercial loans and international trade finance. Average deposits within the Corporate Bank increased 10 percent from the fourth quarter of 2010 to $107.1 billion as balances continued to grow from excess market liquidity and limited alternative investment options.

All Other 1

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Total revenue, net of interest expense, FTE basis	$4,288	$1,689	$15,201	$9,695
Provision for credit losses	793	2,137	6,173	6,323
Noninterest expense	1,760	1,280	4,916	5,777
Net income	$1,423	$563	$4,991	$1,472
Total average loans	272,807	282,125	283,890	281,642
1 All Other consists primarily of equity investments, the residential mortgage portfolio associated with ALM activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to structured liabilities and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated.

All Other reported net income of $1.4 billion in the fourth quarter of 2011, compared to net income of $563 million for the same period a year ago, due to higher revenue and lower provision for credit losses, partially offset by higher noninterest expense. Revenue increased $2.6 billion due primarily to higher equity investment income, a gain of $1.2 billion in connection with the exchange of trust preferred securities for common stock and senior debt and $814 million of negative fair value adjustments on structured liabilities compared to negative fair value adjustments of $1.2 billion in the year-ago quarter.

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Equity investment income was $1.6 billion higher as the current quarter included the gain on the sale of a majority of the company's investment in China Construction Bank (CCB). The increase in noninterest expense was primarily related to a goodwill impairment charge of $581 million during the fourth quarter of 2011 as a result of a change in the estimated value of the European consumer card businesses.

Provision for credit losses decreased $1.3 billion to $793 million, driven primarily by lower reserve additions to the Countrywide purchased credit-impaired discontinued real estate and residential mortgage portfolios, recoveries on the sale of previously charged-off U.K. credit card loans and improvement in portfolio trends in residential mortgage.

Corporate Overview

Revenue and Expense

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Net interest income, FTE basis[1]	$10,959	$12,709	$45,588	$52,693
Noninterest income	14,187	9,959	48,838	58,697
Total revenue, net of interest expense, FTE basis	$25,146	$22,668	$94,426	$111,390
Noninterest expense[2]	$18,941	$18,864	$77,090	$70,708
Goodwill impairment charges	581	2,000	3,184	12,400
Net income (loss)	$1,991	$(1,244)	$1,446	$(2,238)
1 Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 25-27 of this press release. Net interest income on a GAAP basis was $10.7 billion and $12.4 billion for the three months ended December 31, 2011 and 2010 and $44.6 billion and $51.5 billion for the years ended December 31, 2011 and 2010. Total revenue, net of interest expense on a GAAP basis was $24.9 billion and $22.4 billion for the three months ended December 31, 2011 and 2010, and $93.5 billion and $110.2 billion for the years ended December 31, 2011 and 2010.
2 Excludes goodwill impairment charges of $581 million and $2.0 billion in the fourth quarters of 2011 and 2010, and $3.2 billion and $12.4 billion for the years ended December 31, 2011 and 2010, respectively. Noninterest expense, excluding goodwill impairment charges, is a non-GAAP financial measure.

Revenue, net of interest expense, on a fully taxable-equivalent (FTE) basis rose 11 percent from the fourth quarter of 2010, reflecting higher noninterest income partially offset by lower net interest income.

Net interest income on an FTE basis decreased 14 percent from the year-ago quarter. The net interest yield fell 24 basis points from the year-ago quarter, driven by lower investment security yields along with reductions in consumer loan balances and yields.

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Noninterest income increased $4.2 billion from the year-ago quarter largely due to higher mortgage banking income, equity investment income and other income, partially offset by lower trading account profits and card income. Mortgage banking income increased due to significantly lower representations and warranties provision as compared to the year-ago quarter. Equity investment income was higher as the current quarter included the $2.9 billion gain on sale of a majority of the company's investment in CCB and the increase in other income was primarily related to a $1.2 billion gain recorded during the current quarter from the exchange of trust preferred securities for common stock and senior debt. Trading account profits declined due to a challenging trading environment, and card income was lower due to the impact of implementation of the Durbin Amendment in the fourth quarter of 2011 compared to the fourth quarter of 2010.

Noninterest expense decreased $1.3 billion, or 6 percent from the year-ago quarter, to $19.5 billion primarily due to a goodwill impairment charge of $581 million, compared to $2.0 billion in the year-ago quarter, partially offset by elevated FDIC expense and higher litigation expense in the fourth quarter of 2011. Excluding the goodwill impairment charges, noninterest expense was relatively flat compared to the year-ago quarter.

The tax provision for the fourth quarter of 2011 was $441 million, resulting in an 18.13 percent effective tax rate. The effective tax rate during the quarter included tax benefits from net reductions in a deferred tax asset valuation allowance and tax reserves. Partially offsetting these benefits was the impact of the non-deductible goodwill impairment charge.

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Credit Quality

	Three Months Ended		Year Ended
(Dollars in millions)	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Provision for credit losses	$2,934	$5,129	$13,410	$28,435
Net charge-offs	4,054	6,783	20,833	34,334
Net charge-off ratio[1]	1.74%	2.87%	2.24%	3.60%
			At December 31, 2011	At December 31, 2010
Nonperforming loans, leases and foreclosed properties			$27,708	$32,664
Nonperforming loans, leases and foreclosed properties ratio[2]			3.01%	3.48%
Allowance for loan and lease losses			$33,783	$41,885
Allowance for loan and lease losses ratio[3]			3.68%	4.47%
1 Net charge-off/loss ratios are calculated as net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.
2 Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.
3 Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve in the fourth quarter, with net charge-offs declining across all major portfolios, compared to the fourth quarter of 2010. Provision for credit losses decreased significantly from a year ago. Additionally, 30+ day performing delinquent loans, excluding Federal Housing Administration-insured loans and long-term standby agreements, declined across all major portfolios, and reservable criticized balances also continued to decline, down 36 percent from the year-ago period.

Net charge-offs declined to $4.1 billion in the fourth quarter of 2011 from $5.1 billion in the third quarter of 2011 and $6.8 billion in the fourth quarter of 2010, reflecting improvement in all major consumer and commercial portfolios. The decrease was primarily driven by fewer delinquent loans, improved collection rates and lower bankruptcy filings across the Card Services loan portfolio, as well as lower net charge-offs in the home equity portfolio, driven by fewer delinquent loans, and recoveries from the sale of previously charged-off U.K. credit card loans.

The provision for credit losses declined to $2.9 billion in the fourth quarter of 2011 from $3.4 billion in the third quarter of 2011 and $5.1 billion in the fourth quarter of 2010. Results for the fourth quarter of 2011 included reserve reductions of $1.1 billion driven primarily by projected improvement in delinquencies, collections and bankruptcies across the Card Services portfolios and by improvement in economic conditions impacting the core commercial portfolio, as evidenced by continued declines in reservable criticized and nonperforming balances.

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The allowance for loan and lease losses to annualized net charge-off coverage ratio increased in the fourth quarter of 2011 to 2.10 times, compared with 1.74 times in the third quarter of 2011 and 1.56 times in the fourth quarter of 2010. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.57 times, 1.33 times and 1.32 times for the same periods, respectively.
Nonperforming loans, leases and foreclosed properties were $27.7 billion at December 31, 2011, down from $29.1 billion at September 30, 2011, and $32.7 billion at December 31, 2010.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At December 31 2011	At September 30 2011	At December 31 2010
Total shareholders’ equity	$230,101	$230,252	$228,248
Tier 1 common equity	126,690	117,658	125,139
Tier 1 common equity ratio	9.86%	8.65%	8.60%
Tangible common equity ratio[1]	6.64	6.25	5.99
Common equity ratio	9.94	9.50	9.35
Tangible book value per share[1]	$12.95	$13.22	$12.98
Book value per share	20.09	20.80	20.99
1 Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 25-27 of this press release.

Regulatory capital ratios increased significantly during the fourth quarter, compared to the prior quarter and the fourth quarter of 2010, with the Tier 1 common equity ratio at 9.86 percent, and the Tangible common equity ratio at 6.64 percent. This compares with a Tier 1 common equity ratio of 8.65 percent at September 30, 2011 and 8.60 percent at December 31, 2010, and a Tangible common equity ratio of 6.25 percent at September 30, 2011 and 5.99 percent at December 31, 2010.

Significant capital actions taken during the quarter that contributed to these increases were the exchange of preferred and trust preferred securities for 400 million shares of common stock and $2.3 billion of senior debt, the sale of CCB shares and the sale of the Canadian consumer card business. Capital planning for 2012 includes the consideration of issuing approximately $1 billion of immediately tradable shares of common stock to certain employees in February 2012 in lieu of a portion of their 2011 year-end cash incentive.

The company's total Global Excess Liquidity Sources increased approximately $42 billion from the end of the fourth quarter of 2010 to $378 billion at December 31, 2011. Time-to-required funding increased to 29 months at the end of 2011 from 27 months at September 30, 2011 and 24 months at December 31, 2010.

During the fourth quarter of 2011, a cash dividend of $0.01 per common share was paid and the company recorded $407 million in preferred dividends. Period-end common shares issued and outstanding were 10.54 billion and 10.09 billion for the fourth quarter of 2011 and 2010, reflecting the issuance of 400 million common shares in the exchanges of preferred and trust preferred securities for common stock and senior debt.

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Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss fourth-quarter 2011 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1733 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 57 million consumer and small business relationships with approximately 5,700 retail banking offices and approximately 17,750 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, the company's continued reduction in the size of its mortgage servicing portfolio; the implementation and completion of, and expected impact from, Project New BAC, including estimated expense reductions and the expected continuation of Phase 2 into early 2012 to cover the balance of businesses and operations not evaluated in Phase 1; projected improvement in delinquencies; that Bank of America's focus in 2012 is to continue to build capital and liquidity and to manage expenses; the consideration of issuing approximately $1 billion of immediately tradable shares of common stock to certain employees in February 2012 in lieu of a portion of their 2011 year-end cash incentive; Bank of America's focus on retail distribution for mortgage products and services following the exit of the Home Loans correspondent mortgage lending channel; the substantial completion of the non-core asset sales; the actions taken to position the company for long-term growth; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

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You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2010 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, and in any of Bank of America's subsequent SEC filings: the company's ability to implement, manage and realize the anticipated benefits and expense savings from Project New BAC; the company's timing and determinations regarding any potential revised comprehensive capital plan submission and the Federal Reserve Board's response; the impact and ultimate resolution of the private-label securitization settlement (the settlement) with The Bank of New York Mellon (BNY Mellon) and of any additional claims not addressed by the BNY Mellon settlement or other prior settlement agreements; the company's ability to resolve any representations and warranties claims from GSEs, monolines and private investors; increased repurchase claims and repurchases due to mortgage insurance cancellations, rescissions and denials; the company's failure to satisfy its obligations as servicer in the residential mortgage securitization process; the foreclosure review and assessment process, the effectiveness of the company's response to such process and any governmental or private third-party claims asserted in connection with these foreclosure matters; the ability to achieve resolution in negotiations with law enforcement authorities and federal agencies, including the U.S. Department of Justice and the U.S. Department of Housing and Urban Development, involving mortgage servicing practices, including the timing and any settlement terms; the company's mortgage modification policies, loss mitigation strategies and related results; and any measures or steps taken by federal regulators or other governmental authorities with regard to mortgage loans, servicing agreements and standards, or other matters; the risk of any additional credit ratings downgrades of the U.S. government; the company's credit ratings and the credit ratings of its securitizations, including the risk that the company or its securities will be the subject of additional or further credit ratings downgrades; the impact resulting from international and domestic sovereign credit uncertainties, including the current challenges facing European economies; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions, including the company as well as its business partners; legislative and regulatory actions in the U.S. and internationally, including the identification and effectiveness of any initiatives to mitigate the negative impacts; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments as well as any collateral effects on its ability to do business and access the capital markets; negative economic conditions generally including continued weakness in the U.S. housing market, high unemployment in the U.S., as well as economic challenges in many non-U.S. countries in which we operate; various monetary, tax and fiscal policies of the U.S. and non-U.S. governments.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

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Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://mediaroom.bankofamerica.com.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Year Ended December 31		Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010
	2011	2010
Net interest income	$44,616	$51,523	$10,701	$10,490	$12,439
Noninterest income	48,838	58,697	14,187	17,963	9,959
Total revenue, net of interest expense	93,454	110,220	24,888	28,453	22,398
Provision for credit losses	13,410	28,435	2,934	3,407	5,129
Goodwill impairment	3,184	12,400	581	—	2,000
Merger and restructuring charges	638	1,820	101	176	370
All other noninterest expense (1)	76,452	68,888	18,840	17,437	18,494
Income (loss) before income taxes	(230)	(1,323)	2,432	7,433	(3,595)
Income tax expense (benefit)	(1,676)	915	441	1,201	(2,351)
Net income (loss)	$1,446	$(2,238)	$1,991	$6,232	$(1,244)
Preferred stock dividends	1,361	1,357	407	343	321
Net income (loss) applicable to common shareholders	$85	$(3,595)	$1,584	$5,889	$(1,565)

Earnings (loss) per common share	$0.01	$(0.37)	$0.15	$0.58	$(0.16)
Diluted earnings (loss) per common share	0.01	(0.37)	0.15	0.56	(0.16)

Summary Average Balance Sheet	Year Ended December 31		Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010
	2011	2010
Total loans and leases	$938,096	$958,331	$932,898	$942,032	$940,614
Debt securities	337,120	323,946	332,990	344,327	341,867
Total earning assets	1,834,659	1,897,573	1,783,986	1,841,135	1,883,539
Total assets	2,296,322	2,439,606	2,207,567	2,301,454	2,370,258
Total deposits	1,035,802	988,586	1,032,531	1,051,320	1,007,738
Common shareholders’ equity	211,709	212,686	209,324	204,928	218,728
Total shareholders’ equity	229,095	233,235	228,235	222,410	235,525

Performance Ratios	Year Ended December 31		Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010
	2011	2010
Return on average assets	0.06%	n/m	0.36%	1.07%	n/m
Return on average tangible shareholders’ equity (2)	0.96	n/m	5.20	17.03	n/m

Credit Quality	Year Ended December 31		Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010
	2011	2010
Total net charge-offs	$20,833	$34,334	$4,054	$5,086	$6,783
Net charge-offs as a % of average loans and leases outstanding (3)	2.24%	3.60%	1.74%	2.17%	2.87%
Provision for credit losses	$13,410	$28,435	$2,934	$3,407	$5,129

			December 31 2011	September 30 2011	December 31 2010

Total nonperforming loans, leases and foreclosed properties (4)			$27,708	$29,059	$32,664
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (3)			3.01%	3.15%	3.48%
Allowance for loan and lease losses			$33,783	$35,082	$41,885
Allowance for loan and lease losses as a % of total loans and leases outstanding (3)			3.68%	3.81%	4.47%

For footnotes, see page 22.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Capital Management			December 31 2011	September 30 2011	December 31 2010

Risk-based capital (5):
Tier 1 common equity(6)			$126,690	$117,658	$125,139
Tier 1 common equity ratio (6)			9.86%	8.65%	8.60%
Tier 1 leverage ratio			7.53	7.11	7.21
Tangible equity ratio (7)			7.54	7.16	6.75
Tangible common equity ratio (7)			6.64	6.25	5.99

Period-end common shares issued and outstanding			10,535,938	10,134,432	10,085,155

	Year Ended December 31		Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010
	2011	2010
Common shares issued (8)	450,783	1,434,911	401,506	1,242	51,450
Average common shares issued and outstanding	10,142,625	9,790,472	10,281,397	10,116,284	10,036,575
Average diluted common shares issued and outstanding	10,254,824	9,790,472	11,124,523	10,464,395	10,036,575
Dividends paid per common share	$0.04	$0.04	$0.01	$0.01	$0.01

Summary Period-End Balance Sheet			December 31 2011	September 30 2011	December 31 2010

Total loans and leases			$926,200	$932,531	$940,440
Total debt securities			311,416	350,725	338,054
Total earning assets			1,704,855	1,797,600	1,819,659
Total assets			2,129,046	2,219,628	2,264,909
Total deposits			1,033,041	1,041,353	1,010,430
Total shareholders’ equity			230,101	230,252	228,248
Common shareholders’ equity			211,704	210,772	211,686
Book value per share of common stock			$20.09	$20.80	$20.99
Tangible book value per share of common stock (2)			12.95	13.22	12.98

(1)	Excludes merger and restructuring charges and goodwill impairment charges.

(2)
Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. See Reconciliations to GAAP Financial Measures on pages 25-27.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Reflects preliminary data for current period risk-based capital.

(6)	Tier 1 common equity ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(7)
Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. See Reconciliations to GAAP Financial Measures on pages 25-27.

(8)	Includes 400 million of common shares issued as part of the exchange of trust preferred securities and preferred stock during the fourth quarter of 2011.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Fourth Quarter 2011
	Deposits	Card Services (1)	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$3,080	$4,060	$3,276	$2,556	$3,722	$4,164	$4,288
Provision for credit losses	57	1,138	1,001	(146)	(27)	118	793
Noninterest expense	2,798	1,393	4,596	1,039	4,287	3,649	1,760
Net income (loss)	141	1,022	(1,459)	1,048	(433)	249	1,423
Return on average equity	2.34%	19.69%	n/m	10.22%	n/m	5.54%	n/m
Return on average economic capital (3)	9.51	40.48	n/m	20.78	n/m	14.13	n/m
Balance Sheet
Average
Total loans and leases	n/m	$121,124	$116,993	$187,905	$130,640	$102,708	$272,807
Total deposits	$417,110	n/m	n/m	176,010	115,267	249,814	46,057
Allocated equity	23,862	20,610	14,757	40,718	33,707	17,860	76,721
Economic capital (3)	5,923	10,061	14,757	20,026	22,749	7,196	n/m
Period end
Total loans and leases	n/m	$120,669	$112,359	$188,262	$133,126	$103,459	$267,621
Total deposits	$421,871	n/m	n/m	176,941	122,296	253,029	32,870

	Third Quarter 2011
	Deposits	Card Services (1)	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$3,119	$4,505	$2,822	$2,533	$5,222	$4,230	$6,271
Provision for credit losses	52	1,037	918	(150)	15	162	1,373
Noninterest expense	2,627	1,457	3,852	1,018	4,480	3,516	663
Net income (loss)	276	1,263	(1,137)	1,050	(302)	347	4,735
Return on average equity	4.61%	24.13%	n/m	10.22%	n/m	7.72%	n/m
Return on average economic capital (3)	18.78	49.31	n/m	20.78	n/m	19.66	n/m
Balance Sheet
Average
Total loans and leases	n/m	$123,547	$120,079	$188,037	$120,143	$102,785	$286,753
Total deposits	$422,331	n/m	n/m	173,837	121,389	255,658	52,855
Allocated equity	23,820	20,755	14,240	40,726	36,372	17,839	68,658
Economic capital (3)	5,873	10,194	14,240	20,037	25,589	7,148	n/m
Period end
Total loans and leases	n/m	$122,223	$119,823	$188,650	$124,527	$102,361	$274,269
Total deposits	$424,267	n/m	n/m	171,297	115,724	251,027	52,947

	Fourth Quarter 2010
	Deposits	Card Services (1)	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$3,003	$5,357	$480	$2,614	$5,364	$4,161	$1,689
Provision for credit losses	41	1,846	1,198	(136)	(112)	155	2,137
Noninterest expense	3,270	1,463	5,980	1,061	4,321	3,489	1,280
Net income (loss)	(200)	1,289	(4,937)	1,053	669	319	563
Return on average equity	n/m	21.74%	n/m	9.72%	5.65%	6.94%	n/m
Return on average economic capital (3)	n/m	40.28	n/m	18.75	7.28	17.97	n/m
Balance Sheet
Average
Total loans and leases	n/m	$136,738	$124,933	$195,293	$100,606	$100,306	$282,125
Total deposits	$413,150	n/m	n/m	156,672	104,655	246,281	55,301
Allocated equity	24,128	23,518	24,310	42,997	46,935	18,227	55,410
Economic capital (3)	6,161	12,846	19,511	22,294	36,695	7,475	n/m
Period end
Total loans and leases	n/m	$137,024	$122,933	$194,038	$99,964	$100,724	$285,087
Total deposits	$415,189	n/m	n/m	161,279	109,691	257,982	40,142

(1)
During the third quarter of 2011, as a result of the decision to exit the international consumer card business, the Global Card Services business segment was renamed to Card Services. The international consumer card business results have been moved to All Other and prior periods have been reclassified.

(2)
Fully taxable-equivalent basis. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)
Return on average economic capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 25-27.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Year-to-Date Results by Business Segment
(Dollars in millions)
	Year Ended December 31, 2011
	Deposits	Card Services (1)	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$12,689	$18,143	$(3,154)	$10,553	$23,618	$17,376	$15,201
Provision for credit losses	173	3,072	4,524	(634)	(296)	398	6,173
Noninterest expense	10,633	6,024	21,893	4,234	18,179	14,395	4,916
Net income (loss)	1,192	5,788	(19,529)	4,402	2,967	1,635	4,991
Return on average equity	5.02%	27.40%	n/m	10.77%	7.97%	9.19%	n/m
Return on average economic capital (3)	20.66	55.08	n/m	21.83	11.22	23.44	n/m
Balance Sheet
Average
Total loans and leases	n/m	$126,084	$119,820	$189,415	$116,075	$102,143	$283,890
Total deposits	$421,106	n/m	n/m	169,192	116,088	254,777	49,283
Allocated equity	23,735	21,128	16,202	40,867	37,233	17,802	72,128
Economic capital (3)	5,786	10,539	14,852	20,172	26,583	7,106	n/m
Period end
Total loans and leases	n/m	$120,669	$112,359	$188,262	$133,126	$103,459	$267,621
Total deposits	$421,871	n/m	n/m	176,941	122,296	253,029	32,870

	Year Ended December 31, 2010
	Deposits	Card Services (1)	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$13,562	$22,340	$10,329	$11,226	$27,949	$16,289	$9,695
Provision for credit losses	201	10,962	8,490	1,979	(166)	646	6,323
Noninterest expense	11,196	16,357	14,886	4,130	17,535	13,227	5,777
Net income (loss)	1,362	(6,980)	(8,947)	3,218	6,297	1,340	1,472
Return on average equity	5.62%	n/m	n/m	7.38%	12.58%	7.42%	n/m
Return on average economic capital (3)	21.97	23.62	n/m	14.07	15.82	19.57	n/m
Balance Sheet
Average
Total loans and leases	n/m	$145,081	$129,234	$203,824	$98,593	$99,269	$281,642
Total deposits	$414,877	n/m	n/m	148,638	97,858	232,318	67,945
Allocated equity	24,222	32,418	26,016	43,590	50,037	18,068	38,884
Economic capital (3)	6,247	14,774	21,214	22,906	39,931	7,290	n/m
Period end
Total loans and leases	n/m	$137,024	$122,933	$194,038	$99,964	$100,724	$285,087
Total deposits	$415,189	n/m	n/m	161,279	109,691	257,982	40,142

(1)
During the third quarter of 2011, as a result of the decision to exit the international consumer card business, the Global Card Services business segment was renamed to Card Services. The international consumer card business results have been moved to All Other and prior periods have been reclassified.

(2)
Fully taxable-equivalent basis. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)
Return on average economic capital is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Economic capital and return on average economic capital are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. See Reconciliations to GAAP Financial Measures on pages 25-27.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)
Fully taxable-equivalent basis data (1)	Year Ended December 31		Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010
	2011	2010
Net interest income	$45,588	$52,693	$10,959	$10,739	$12,709
Total revenue, net of interest expense	94,426	111,390	25,146	28,702	22,668
Net interest yield (2)	2.48%	2.78%	2.45%	2.32%	2.69%
Efficiency ratio	85.01	74.61	77.64	61.37	92.04

Other Data			December 31 2011	September 30 2011	December 31 2010
Number of banking centers - U.S.			5,702	5,715	5,856
Number of branded ATMs - U.S.			17,756	17,752	17,926
Full-time equivalent employees			284,635	290,509	288,471

(1)
Fully taxable-equivalent basis is a non-GAAP financial measure. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 25-27.

(2)
Calculation includes fees earned on overnight deposits placed with the Federal Reserve of $186 million and $368 million for the years ended December 31, 2011 and 2010; $36 million and $38 million for the fourth and third quarters of 2011, and $63 million for the fourth quarter of 2010, respectively.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)
The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents ending common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total ending shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals.
In addition, the Corporation evaluates its business segment results based on return on average economic capital, a non-GAAP financial measure. Return on average economic capital for the segments is calculated as net income adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents average allocated equity less goodwill and a percentage of intangible assets. It also believes the use of this non-GAAP financial measure provides additional clarity in assessing the segments.
In certain presentations, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on common shareholders’ equity, return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity are calculated excluding the impact of goodwill impairment charges of $581 million and $2.6 billion recorded in the fourth and second quarters of 2011, and $2.0 billion and $10.4 billion recorded in the fourth and third quarters of 2010. Accordingly, these are non-GAAP financial measures.
See the tables below and on pages 25-26 for reconciliations of these non-GAAP financial measures with financial measures defined by GAAP for the three months ended December 31, 2011, September 30, 2011 and December 31, 2010, and the years ended December 31, 2011 and 2010. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Year Ended December 31		Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010
	2011	2010
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$44,616	$51,523	$10,701	$10,490	$12,439
Fully taxable-equivalent adjustment	972	1,170	258	249	270
Net interest income on a fully taxable-equivalent basis	$45,588	$52,693	$10,959	$10,739	$12,709

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$93,454	$110,220	$24,888	$28,453	$22,398
Fully taxable-equivalent adjustment	972	1,170	258	249	270
Total revenue, net of interest expense on a fully taxable-equivalent basis	$94,426	$111,390	$25,146	$28,702	$22,668

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charges

Total noninterest expense	$80,274	$83,108	$19,522	$17,613	$20,864
Goodwill impairment charges	(3,184)	(12,400)	(581)	—	(2,000)
Total noninterest expense, excluding goodwill impairment charges	$77,090	$70,708	$18,941	$17,613	$18,864

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis

Income tax expense (benefit)	$(1,676)	$915	$441	$1,201	$(2,351)
Fully taxable-equivalent adjustment	972	1,170	258	249	270
Income tax expense (benefit) on a fully taxable-equivalent basis	$(704)	$2,085	$699	$1,450	$(2,081)

Reconciliation of net income (loss) to net income, excluding goodwill impairment charges

Net income (loss)	$1,446	$(2,238)	$1,991	$6,232	$(1,244)
Goodwill impairment charges	3,184	12,400	581	—	2,000
Net income, excluding goodwill impairment charges	$4,630	$10,162	$2,572	$6,232	$756

Reconciliation of net income (loss) applicable to common shareholders to net income applicable to common shareholders, excluding goodwill impairment charges

Net income (loss) applicable to common shareholders	$85	$(3,595)	$1,584	$5,889	$(1,565)
Goodwill impairment charges	3,184	12,400	581	—	2,000
Net income applicable to common shareholders, excluding goodwill impairment charges	$3,269	$8,805	$2,165	$5,889	$435

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures - continued
(Dollars in millions)
	Year Ended December 31		Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010
	2011	2010
Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$211,709	$212,686	$209,324	$204,928	$218,728
Common Equivalent Securities	—	2,900	—	—	—
Goodwill	(72,334)	(82,600)	(70,647)	(71,070)	(75,584)
Intangible assets (excluding mortgage servicing rights)	(9,180)	(10,985)	(8,566)	(9,005)	(10,211)
Related deferred tax liabilities	2,898	3,306	2,775	2,852	3,121
Tangible common shareholders’ equity	$133,093	$125,307	$132,886	$127,705	$136,054

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$229,095	$233,235	$228,235	$222,410	$235,525
Goodwill	(72,334)	(82,600)	(70,647)	(71,070)	(75,584)
Intangible assets (excluding mortgage servicing rights)	(9,180)	(10,985)	(8,566)	(9,005)	(10,211)
Related deferred tax liabilities	2,898	3,306	2,775	2,852	3,121
Tangible shareholders’ equity	$150,479	$142,956	$151,797	$145,187	$152,851

Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity

Common shareholders’ equity	$211,704	$211,686	$211,704	$210,772	$211,686
Goodwill	(69,967)	(73,861)	(69,967)	(70,832)	(73,861)
Intangible assets (excluding mortgage servicing rights)	(8,021)	(9,923)	(8,021)	(8,764)	(9,923)
Related deferred tax liabilities	2,702	3,036	2,702	2,777	3,036
Tangible common shareholders’ equity	$136,418	$130,938	$136,418	$133,953	$130,938

Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity

Shareholders’ equity	$230,101	$228,248	$230,101	$230,252	$228,248
Goodwill	(69,967)	(73,861)	(69,967)	(70,832)	(73,861)
Intangible assets (excluding mortgage servicing rights)	(8,021)	(9,923)	(8,021)	(8,764)	(9,923)
Related deferred tax liabilities	2,702	3,036	2,702	2,777	3,036
Tangible shareholders’ equity	$154,815	$147,500	$154,815	$153,433	$147,500

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,129,046	$2,264,909	$2,129,046	$2,219,628	$2,264,909
Goodwill	(69,967)	(73,861)	(69,967)	(70,832)	(73,861)
Intangible assets (excluding mortgage servicing rights)	(8,021)	(9,923)	(8,021)	(8,764)	(9,923)
Related deferred tax liabilities	2,702	3,036	2,702	2,777	3,036
Tangible assets	$2,053,760	$2,184,161	$2,053,760	$2,142,809	$2,184,161

Book value per share of common stock

Common shareholders’ equity	$211,704	$211,686	$211,704	$210,772	$211,686
Ending common shares issued and outstanding	10,535,938	10,085,155	10,535,938	10,134,432	10,085,155
Book value per share of common stock	$20.09	$20.99	$20.09	$20.80	$20.99

Tangible book value per share of common stock

Tangible common shareholders’ equity	$136,418	$130,938	$136,418	$133,953	$130,938
Ending common shares issued and outstanding	10,535,938	10,085,155	10,535,938	10,134,432	10,085,155
Tangible book value per share of common stock	$12.95	$12.98	$12.95	$13.22	$12.98

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures - continued
(Dollars in millions)
	Year Ended December 31		Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010
	2011	2010
Reconciliation of return on average economic capital

Deposits

Reported net income (loss)	$1,192	$1,362	$141	$276	$(200)
Adjustment related to intangibles (1)	3	10	2	1	2
Adjusted net income (loss)	$1,195	$1,372	$143	$277	$(198)

Average allocated equity	$23,735	$24,222	$23,862	$23,820	$24,128
Adjustment related to goodwill and a percentage of intangibles	(17,949)	(17,975)	(17,939)	(17,947)	(17,967)
Average economic capital	$5,786	$6,247	$5,923	$5,873	$6,161

Card Services

Reported net income (loss)	$5,788	$(6,980)	$1,022	$1,263	$1,289
Adjustment related to intangibles (1)	17	70	5	4	15
Goodwill impairment charge	—	10,400	—	—	—
Adjusted net income	$5,805	$3,490	$1,027	$1,267	$1,304

Average allocated equity	$21,128	$32,418	$20,610	$20,755	$23,518
Adjustment related to goodwill and a percentage of intangibles	(10,589)	(17,644)	(10,549)	(10,561)	(10,672)
Average economic capital	$10,539	$14,774	$10,061	$10,194	$12,846

Consumer Real Estate Services

Reported net loss	$(19,529)	$(8,947)	$(1,459)	$(1,137)	$(4,937)
Adjustment related to intangibles (1)	—	3	—	—	—
Goodwill impairment charges	2,603	2,000	—	—	2,000
Adjusted net loss	$(16,926)	$(6,944)	$(1,459)	$(1,137)	$(2,937)

Average allocated equity	$16,202	$26,016	$14,757	$14,240	$24,310
Adjustment related to goodwill and a percentage of intangibles	(1,350)	(4,802)	—	—	(4,799)
Average economic capital	$14,852	$21,214	$14,757	$14,240	$19,511

Global Commercial Bank

Reported net income	$4,402	$3,218	$1,048	$1,050	$1,053
Adjustment related to intangibles (1)	2	5	—	—	1
Adjusted net income	$4,404	$3,223	$1,048	$1,050	$1,054

Average allocated equity	$40,867	$43,590	$40,718	$40,726	$42,997
Adjustment related to goodwill and a percentage of intangibles	(20,695)	(20,684)	(20,692)	(20,689)	(20,703)
Average economic capital	$20,172	$22,906	$20,026	$20,037	$22,294

Global Banking and Markets

Reported net income (loss)	$2,967	$6,297	$(433)	$(302)	$669
Adjustment related to intangibles (1)	17	19	4	5	4
Adjusted net income (loss)	$2,984	$6,316	$(429)	$(297)	$673

Average allocated equity	$37,233	$50,037	$33,707	$36,372	$46,935
Adjustment related to goodwill and a percentage of intangibles	(10,650)	(10,106)	(10,958)	(10,783)	(10,240)
Average economic capital	$26,583	$39,931	$22,749	$25,589	$36,695

Global Wealth and Investment Management

Reported net income	$1,635	$1,340	$249	$347	$319
Adjustment related to intangibles (1)	30	86	7	7	20
Adjusted net income	$1,665	$1,426	$256	$354	$339

Average allocated equity	$17,802	$18,068	$17,860	$17,839	$18,227
Adjustment related to goodwill and a percentage of intangibles	(10,696)	(10,778)	(10,664)	(10,691)	(10,752)
Average economic capital	$7,106	$7,290	$7,196	$7,148	$7,475

(1)	Represents cost of funds and earnings credit on intangibles.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.